Exhibit h(v) under form N-1A
                                            Exhibit Ex-10 under Item 24/Reg. S-K

                                   ADDENDUM TO
                        ADMINISTRATIVE SERVICES AGREEMENT


     This Addendum to the Administrative Services Agreement is made and entered into as of December 15, 1998, by and between FundManager Portfolios (the "Trust") and Federated Administrative Services ("FAS").

WHEREAS, the Trust and FAS entered into an Administrative Services Agreement dated November 11, 1996 (the "Agreement"); and

WHEREAS, the Trust and FAS have agreed to amend the Agreement in certain respects;

NOW THEREFORE, the parties intending to be legally bound agree as follows:

     1. Section 2, Services and Duties, is amended by adding the following additional "Tax Services" as part of its Administrative Services:

     (n) FAS will prepare all portfolio-related tax returns, and perform the following excise, income and compliance-related tax services:

     (i) prepare and file federal income and excise, and state and local tax reports;

     (ii) actively monitor periodic income and asset tests;

     (iii) review gain/loss activity for wash sales deferrals, market discount reclass, and proper tax basis;

     (iv) perform technical tax research relating to securities new to the portfolios and ensure that tax accounting policies and accounting systems are appropriate; and

     (v) reply to income tax notices and inquiries from federal, state and local taxing authorities.

     2. Section 5, Compensation is amended by adding the following paragraph:

     FAS will provide the Tax Services at its cost, which is a current rate of $3,000 per portfolio.

     IN WITNESS WHEREOF, the parties hereto have caused this addendum to be executed by their officers designated below as of the 15th day of December, 1998.


                                        FUNDMANAGER PORTFOLIOS


                                        By:
                                        Name:
                                        Title:


                                        FEDERATED ADMINISTRATIVE SERVICES


                                        By:
                                        Name:
                                        Title: